EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact: Leonard E. Moodispaw
CEO & President
301.939.7000

Essex Corporation Announces Board Change

COLUMBIA, MD - November 08, 2005 – Essex Corporation (NASDAQ: KEYW), today announced the resignation of H. Jeffrey Leonard from the Company’s Board of Directors, which will be effective November 30, 2005, due to expanded commitments in his primary business. Dr. Leonard was elected a Director of Essex in September 2000 and Chairman of the Board of Directors in December 2000. Dr. Leonard is the President and founding shareholder of Global Environment Fund, or GEF, a private equity investment management company.

Effective November 30, 2005, Leonard Moodispaw, CEO & President of Essex Corporation, will become Chairman of the Board of Directors. At that time, the Board will consist of 8 members, 6 of whom are independent.

“Jeff has been a valued advisor to Essex, and I thank him for his contribution to the Company over the past five years,” said Mr. Moodispaw.

“Management capability, new investment capital, and new market conditions make Essex one of the most exciting middle market companies in the United States, and I am proud to have played a small part in all of this. GEF remains a significant holder of Essex stock, and we look forward to the continued success of the company”, said Dr. Leonard.

About Essex: Essex provides advanced signal, image, information processing, information assurance and cyber-security solutions, primarily for U.S. Government intelligence and defense customers, as well as for commercial customers. We create our solutions by combining our services and expertise with hardware, software, and proprietary and patented technology to meet our customers’ requirements. For more information contact Essex Corporation, 6708 Alexander Bell Drive, Columbia MD 21046; Phone 301.939.7000; Fax 301.953.7880; E-mail info@essexcorp.com, or on the Web at www.essexcorp.com.

This press release may contain “forward-looking statements” within the meaning of the United States Private Securities Reform Act of 1995. These statements are based on management’s current expectations and are subject to risks, uncertainty and changes in circumstances, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained herein that are not clearly historical in nature are forward looking. The forward-looking statements in this release include statements addressing the following subjects: future financial condition and operating results. Economic, business, competitive and/or regulatory factors affecting Essex’s businesses are examples of factors, among others, that could cause actual results to differ materially from those described in the forward-looking statements. More detailed information is set forth in Essex’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2005. Essex is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

# # # #